Exhibit 16.1
April 16, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Merrill Lynch and Co. Inc.’s Form 8-K dated April 15, 2009 and have the following comments:
1.	We agree with the statements made in the second, third, fourth and fifth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the first and sixth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP